Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash, Inc. Announces Preliminary First Quarter 2012 Sales and Production Results and Schedules First Quarter 2012 Conference Call

Denver, Colorado; April 17, 2012 — Intrepid Potash, Inc. (“Intrepid”) (NYSE:IPI) announced today preliminary sales and production results for the first quarter 2012.

Preliminary Sales and Operational Results

Preliminary
Three Months Ended
March 31, 2012
Potash
Production tons	215,000 - 225,000
Sales tons	200,000 - 210,000
Average Net Realized Sales Price ($ / ton)	$470 - $480
Cash COGS, net of byproduct credit ($ / ton)	$190 - $200

Total COGS ($ / ton)	$250 - $260

Trio®
Production tons	30,000 – 35,000
Sales tons	25,000 – 30,000
Average Net Realized Sales Price* ($ / ton)	$295 - $305
Cash COGS, net of byproduct credit ($ / ton)	$220 - $230

Total COGS ($ / ton)	$295 - $305

Selling & Administrative Costs	$8 - $10 million

On a preliminary basis, during the first quarter of 2012, Intrepid estimates that it produced between 215,000 and 225,000 tons of potash and sold between 200,000 and 210,000 tons of potash.  Production results for the first quarter include the seasonal harvest from the Moab, Utah mine.

Intrepid estimates that its average net realized sales price for potash sold during the quarter was approximately $470 –  $480 per ton.  We expect the drawdown of potash inventory held by retailers and distributors to continue into the second quarter and expect that dealers will look to end the spring season with minimal inventories of product in their bins.

Intrepid’s cash cost of goods sold for potash for the first quarter of 2012, net of by-product credits, is estimated to be between $190 and $200 per ton.

On a preliminary basis, during the first quarter of 2012, Intrepid estimates that it produced approximately 30,000 – 35,000 tons of Trio® and sold approximately 25,000 – 30,000 tons of Trio®.  Intrepid estimates that its average net realized sales price for Trio® during the quarter increased to approximately $295 – $305 per ton.  We believe the strength in Trio® pricing is partially attributable to customers placing value on the magnesium and sulfate contained in this specialty nutrient.  Trio® sales during the quarter were limited by our production and low inventory levels, as the demand for Trio® remained strong.  We anticipate increased Trio® production once the Dense Media Separation component of the Langbeinite Recovery Improvement Project is fully commissioned during the second the quarter of 2012.

Intrepid reports “average net realized sales price,” which is an operating performance measure.  Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

First Quarter 2012 Conference Call

Intrepid is scheduled to release first quarter 2012 financial results after market close on Wednesday, May 2, 2012.  The teleconference call to discuss first quarter 2012 results is scheduled for Thursday, May 3, 2012, at 8:00 a.m. MDT (10:00 a.m. EDT).  The call participation number is (800) 319-4610.  A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413.  International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088.  The replay of the call will require the input of the conference identification number 763324.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing first quarter 2012 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through June 3, 2012.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore.  Intrepid owns five active potash production facilities — three in New Mexico and two in Utah.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab.  The website address for Intrepid is www.intrepidpotash.com.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding our financial outlook, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include:

•                  changes in the price of potash or Trio®;

•                  operational difficulties at our facilities that limit production of our products;

•                  interruptions in rail or truck transportation services;

•                  the ability to hire and retain qualified employees and contractors;

•                  changes in demand or supply for potash or Trio®/langbeinite;

•                  changes in our reserve estimates;

•                  the costs and our ability to successfully construct, commission and execute the projects that are essential to our business strategy, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant;

•                  adverse weather events at our facilities, including events affecting net evaporation rates at our solar solution mining operations;

•                  changes in the prices of raw materials, including the price of chemicals, natural gas and power;

•                  fluctuations in the costs of transporting our products to customers;

•                  changes in labor costs and availability of labor with mining expertise;

•                  the impact of federal, state or local government regulations, including environmental and mining regulations, and the enforcement of those regulations;

•                  obtaining permitting from applicable federal and state agencies related to the construction and operation of assets;

•                  competition in the fertilizer industry;

•                  declines in U.S. or world agricultural production;

•                  declines in use by the oil and gas industry of potash products in drilling operations;

•                  changes in economic conditions;

•                  our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;

•                  disruption in credit markets;

•                  our ability to secure additional federal and state potash leases to expand our existing mining operations;

•                  governmental policy changes that may adversely affect our business; and

•                  the other risks and uncertainties detailed in our periodic filings with the U.S. Securities and Exchange Commission.

The forward-looking statements contained in this document speak only as of the date of this press release, April 17, 2012.  Subsequent events and developments may cause our forward-looking statements to change, and we will not undertake efforts to update or revise publicly any forward-looking statements to reflect new information or future events or circumstances after this date.